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                                                                    Exhibit 99.1



                     FEDERAL ENERGY REGULATORY COMMISSION
                                                         Washington, D. C. 20426



                                                                    News Release
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
(SEAL)    NEW MEDIA CONTACT        FOR IMMEDIATE RELEASE
          Barbara A. Connors       May 16, 1995
          (202) 208-0680           Docket Nos. TX94-10-000
                                     and TX94-8-000
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                 COMMISSION ORDERS ALL MEMBERS OF POWER POOL
                       TO PROVIDE TRANSMISSION SERVICE

          In the first action of its kind, the Federal Energy Regulatory Commission today directed all members of a power pool to provide transmission service to an electric utility. It did so under terms of Federal Power Act amendments contained in the 1992 Energy Policy Act.

          The Commission gave the members of the Pennsylvania-New Jersey-Maryland Power Pool (PJM) 70 days to negotiate rates, terms and conditions with Duquesne Light Company.

The Commission directed the 11 members of the pool to negotiate with Duquesne jointly--rather than individually--and to charge Duquesne rates that are comparable to those they charge themselves for similar types of transmission service.

          The Commission stressed the importance of transmission access in the modern-day competitive electric power market. The ability to receive transmission on request, it said, is vital.

          In a second action, the Commission directed three members of the Allegheny Power System (APS) to provide transmission service to Duquesne. Duquesne needs such service to market power in and across the PJM system. APS also has 70 days in which to negotiate with Duquesne.

          In cases in which the Commission is asked to order transmission service, the Federal Power Act requires that the Commission first issue a proposed order. This allows time for negotiation before a final order is issued.


R-95-48                     (30)